UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest reported event): April 16, 2010

NORANDA ALUMINUM HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-148977	20-8908550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (615) 771-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 16, 2010, the Board of Directors of Noranda Aluminum Holding Corporation (the “Company”) approved an amendment and restatement of the Company’s 2007 Long-Term Incentive Plan (“the 2007 Plan”). The amended plan generally maintains the same terms as the pre-amendment version of the plan, except that it allows the Compensation Committee of the Company’s Board of Directors to authorize without stockholder approval certain stock option and stock appreciation right repricings and certain award exchanges. Effective upon the time of the stock split, which is described in Item 8.01 below, the number of shares reserved for issuance under the 2007 Plan were adjusted to 3.8 million shares from 1.9 million shares. The full text of the amended and restated plan is attached as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 8.01.	Other Events

On April 16, 2010, the Company’s Board of Directors approved a two-for-one split of the Company’s outstanding shares of Common Stock to be effected in the form of a stock dividend. Stockholders of record at the close of business on April 19, 2010, were issued one additional share of Common Stock for each share owned by such stockholder as of that date. The additional shares were issued on April 20, 2010. The stock split increased the number of shares of Common Stock outstanding from approximately 22 million to approximately 44 million.

Item 9.01.	Financial Statements and Exhibits

Exhibit Number	Description

10.1	Third Amended and Restated 2007 Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORANDA ALUMINUM HOLDING CORPORATION

Date: April 21, 2010	By:	/s/ Gail E. Lehman
Gail E. Lehman General Counsel and Corporate Secretary